Exhibit 4.13

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following summary describes the securities of The Wendy’s Company (the “Company,” “we,” “us,” or “our”) that are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and the applicable provisions of our amended and restated certificate of incorporation (the “certificate of incorporation”), our amended and restated by-laws (the “by-laws”) and Delaware law. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, such applicable provisions of our certificate of incorporation, our by-laws and Delaware law.
Description of Capital Stock
Our authorized capital stock currently consists of 1,500,000,000 shares of common stock, par value $0.10 per share (the “common stock”), and 100,000,000 shares of preferred stock, par value $0.10 per share (the “preferred stock”).
Common Stock
Holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote, including the election of directors. The outstanding shares of common stock are fully paid and nonassessable. Additional authorized but unissued shares of common stock may be issued by our board of directors without the approval of our stockholders.
Dividend Rights
Our by-laws provide that our board of directors, from time to time, may determine whether any, and, if any, what part of the net profits of the Company, or of its net assets in excess of its capital, available therefor pursuant to law and our certificate of incorporation, shall be declared as dividends on the stock of the Company.
Voting Rights
The holders of our common stock possess voting power for the election of directors and for all other corporate purposes. Each share of common stock is entitled to one vote on each matter properly brought before the stockholders for their vote. Holders of common stock are not entitled to cumulate votes in director elections.
Except as otherwise provided by law, as addressed in “Amendment of Certificate of Incorporation and By-laws” below or with respect to elections of directors, at any meeting of the Company’s stockholders at which a quorum is present, the affirmative vote of the holders of a majority in voting power present in person or represented by proxy and entitled to vote shall be required to effect action by the stockholders. At any meeting for the election of directors at which a quorum is present, each nominee for director will be elected by the affirmative vote of a majority of the votes cast with respect to that nominee’s election; provided that, at any Contested Election (as such term is defined in our by-laws), directors will be elected by the vote of a plurality of the votes cast.
Liquidation Rights
In the event of the liquidation, dissolution or winding up of the Company, the prior rights of creditors and the aggregate liquidation preference of any preferred stock then outstanding must first be satisfied in full. Following such payments, the holders of our common stock will be entitled to receive their ratable and proportionate share of any remaining assets of the Company.
 Other Rights
Holders of our common stock have no subscription, redemption, conversion or exchange rights. No sinking fund provisions are applicable to our common stock. Holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

Pre-emptive Rights
Under Delaware law, a stockholder is not entitled to pre-emptive rights to subscribe for additional issuances of common stock or any security convertible into such stock in proportion to the shares that are owned unless there is a provision to the contrary in our certificate of incorporation. Our certificate of incorporation does not provide that the stockholders are entitled to pre-emptive rights. Under our certificate of incorporation, the Company is prohibited from issuing its preferred stock to affiliates of the Company, unless offered ratably to the holders of its common stock, subject to an exception in the case that the Company is in financial distress and the reliance on the exception is approved by the audit committee of the board of directors.
Listing
Our common stock is listed on The Nasdaq Stock Market under the trading symbol “WEN”.
Transfer Agent and Registrar
The transfer agent and registrar for the Company’s common stock is Equiniti Trust Company.
Certain Anti-Takeover and Other Provisions of our Certificate of Incorporation
Certain provisions in our certificate of incorporation are intended to discourage or delay a hostile takeover of control of the Company. These provisions, in general terms, provide (i)  that the number of directors shall not be less than seven nor more than 15, with the exact number to be determined from time to time by a majority of the board of directors then in office; (ii)  that vacancies on the board of directors resulting from an increase in size, removal of directors or otherwise may be filled only by a majority of the remaining directors then in office; (iii)  certain advance notice procedures for stockholder proposals and director nominations; (iv) certain advance notice procedures for stockholders wishing to utilize the “proxy access” provisions to nominate candidates for election as a director at an annual stockholders’ meeting; and (v)  certain limitations and requirements on the ability of stockholders to call special meetings. Each of the provisions has particular anti-takeover effects associated with it, and these effects together with a more detailed description of each provision are set forth below. In addition, the anti-takeover provisions are interrelated and have cumulative anti-takeover effects.
The principal purpose of these provisions is to provide a measure of assurance that a stockholder or group of stockholders owning a controlling interest in the Company’s stock does not exercise its voting power in a manner that our board of directors believes would be to the detriment of the remaining stockholders. The provisions are further intended to make it more difficult for a hostile or unfriendly party to obtain control over the Company by replacing the board of directors.
Size of the Board of Directors and Filling Vacancies on the Board of Directors
Our certificate of incorporation states that our board of directors must consist of not less than seven nor more than 15 members; provided, however, that the maximum number may be increased to reflect the rights of holders of preferred stock to elect directors in certain circumstances. The exact number of directors is to be fixed by a majority vote of the directors then in office and such authority of the board of directors is exclusive. Under our certificate of incorporation, vacancies that may occur between annual meetings, including vacancies caused by an increase in the number of directors, may be filled only by a majority of the remaining directors then in office, even if less than a quorum, subject to the rights of holders of any class or series of preferred stock to elect directors. In addition, our certificate of incorporation provides that any new director elected to fill a vacancy on the board of directors will serve for the remainder of the full term of the director for which the vacancy occurred and that no decrease in the number of directors shall shorten the term of any incumbent director. The purpose of including these provisions with respect to the size of the board of directors and the filling of vacancies in our certificate of incorporation is to prevent the elimination of such provisions through an amendment to our by-laws by a stockholder or group of stockholders owning or controlling a substantial voting block that would permit stockholders directly to increase the size of the board of directors and to fill vacancies resulting therefrom or otherwise, and thereby enable such stockholder or group of stockholders to elect its own nominees to the vacancies. Such an amendment to our by-laws would be possible because, under Delaware law, stockholders may amend our by-laws without prior approval of our board of directors, whereas our certificate of incorporation may be amended only if our board of directors first approves and recommends such action to stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our certificate of incorporation establishes advance notice procedures for:

•	stockholders to nominate candidates for election as a director; and

•	stockholders to propose topics at annual stockholders’ meetings.
Stockholders must notify the secretary of the Company in writing prior to the meeting at which the matters are to be acted upon or the directors are to be elected. The notice must contain the information specified in our certificate of incorporation, including, but not limited to, information with respect to the beneficial ownership of our stock by the proposing stockholder and its associates and any voting or similar agreement the proposing stockholder has entered into with respect to our stock. To be timely, the notice must be received at our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. If the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary of the prior year’s annual meeting or no annual meeting of stockholders was held during the prior year, to be timely, notice by the stockholder must be received not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting and the 10th day following the day on which we notify stockholders of the date of the annual meeting by mail or other public disclosure. In the case of a special meeting of stockholders called to elect directors, the stockholder notice must be received not earlier than the 120th day prior to the special meeting and not later than the later of the 90th day prior to the special meeting and the 10th day following the day on which we notify stockholders of the date of the special meeting by mail or other public disclosure. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from nominating candidates for director at an annual or special meeting.
Proxy Access
Our certificate of incorporation provides that a stockholder or a group of stockholders meeting certain conditions may nominate and include up to a specific number of director nominees in our proxy materials for an annual stockholders’ meeting using “proxy access” provisions in our certificate of incorporation. These provisions allow a stockholder, or a group of up to 25 stockholders, to nominate up to 20%, or 25% (if the number of directors serving on the Board of Directors is less than 10), of the number of directors in office (or the closest whole number of directors that is below 20% or 25%, as applicable) for inclusion in our proxy statement if the stockholder or group of stockholders has owned continuously for at least three years a number of shares equal to at least 3% of our outstanding common stock. Stockholders must notify the secretary of the Company in writing prior to the meeting at which the directors are to be elected. The notice must contain the information specified in our certificate of incorporation. To be timely, the notice must be received by the secretary of the Company at our principal executive office no earlier than 150 days and no later than 120 days prior to the first anniversary of the filing date of the Company’s definitive proxy statement for the prior year’s annual meeting of stockholders. If the annual meeting is advanced by more than 30 days, or delayed by more than 60 days after the first anniversary of the prior year’s annual meeting, to be timely, notice by the stockholder must be received no earlier than 120 days prior to such annual meeting and no later than the later of 90 days prior to such annual meeting and the 10th day following the day on which the notice of such annual meeting was made by mail or other public disclosure.
Special Meetings of Stockholders
Our certificate of incorporation provides that special meetings of stockholders may be called only (i) at the direction of (a) a majority of our entire board of directors, (b) the chairman of our board of directors, (c) the vice chairman of our board of directors (with the Senior Vice Chair, as defined in our by-laws, being deemed to constitute the vice chairman for purposes of this provision) or (d) our chief executive officer or (ii) by our secretary at the written request of holders of record of at least 20% in voting power of our outstanding capital stock entitled to vote on the matter or matters to be brought before the proposed special meeting as of the record date fixed in accordance with our certificate of incorporation, subject to the notice, information and other requirements set forth in our certificate of incorporation. These provisions may preclude some stockholders from calling a special meeting or bringing matters before the stockholders at a special meeting.

Amendment of Certificate of Incorporation and By-laws
Our certificate of incorporation may be amended in accordance with Delaware law. Our by-laws may be altered, amended or repealed, or new by-laws adopted, by (i) the affirmative vote of stockholders holding not less than a majority of the shares entitled to vote on the election of directors, or (ii) the affirmative vote of not less than two-thirds of the entire board of directors that would then be in office if no vacancies existed.
Preferred Stock
Our board of directors has the authority, without further action by the stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participation, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of our common stock. There are no shares of preferred stock outstanding currently outstanding.

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